Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Madison County Financial, Inc. of our report dated March 28, 2013, on our audits of the consolidated financial statements of Madison County Financial, Inc. as of and for the years ended December 31, 2012 and 2011, which report is included in Madison County Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

BKD, LLP

/s/ BKD, LLP

Indianapolis, Indiana
December 20, 2013